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                                                                    EXHIBIT 4.2

                                   SECOND AMENDMENT
                                          TO
                                   RIGHTS AGREEMENT


     SECOND AMENDMENT, dated as of February 25, 1998 (this "Second Amendment"), to the Rights Agreement, dated as of January 18, 1990, between Maryland Federal Bancorp, Inc. (the "Company") and Registrar and Transfer Co., as Rights Agent (the "Rights Agent"), as amended by the First Amendment, dated as of January 18, 1990, to the Rights Agreement between the Company and the Rights Agent (as amended, the "Rights Agreement").

                                     WITNESSETH:

     WHEREAS, pursuant to Section 27 of the Rights Agreement, the Company may prior to any Distribution Date (as defined in the Rights Agreement) supplement or amend the Rights Agreement without the approval of holders of Company Common Stock or holders of Rights Certificates (as defined in the Rights Agreement), none of which are outstanding as of the date hereof; and

     WHEREAS, the Company desires to amend the Rights Agreement in the manner set forth in this Second Amendment, and pursuant to Section 27 of the Rights Agreement, the Company hereby directs that the Rights Agreement should be amended as set forth in this Second Amendment.

     NOW THEREFORE, in consideration of the premises and the mutual agreements herein set forth, the parties hereby agree as follows:

          1. Amendment to Section 1(a). Section 1(a) of the Rights Agreement is hereby amended by inserting the following phrase after the last word and before the period at the end of the definition of "Acquiring Person":

               "; provided that, notwithstanding the foregoing or any other provision of this Agreement, none of BB&T Corporation ("BB&T"), any Subsidiary of BB&T, including without limitation BB&T Financial Corporation of Virginia ("BB&T Financial"), or any other Person shall be deemed to be an Acquiring Person by virtue of (i) the Agreement and Plan of Reorganization, dated as of February 26, 1998, among the Company, BB&T and BB&T Financial, as the same may be amended from time to time, or (ii) the Stock Option Agreement, dated as of February 26, 1998, between the Company and Parent, as the

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               same may be amended from time to time, or (iii) consummation of the transactions contemplated by the foregoing agreements."

     2. This Second Amendment shall be effective immediately upon its execution and the Rights Agreement shall continue in full force and effect as amended hereby.

     3. Governing Law. This Second Amendment shall be deemed to be a contract made under the laws of the State of Maryland and for all purposes shall be governed by and construed in accordance with the laws of such state applicable to contracts to be made and performed entirely within such state.

     4. Counterparts. This Second Amendment may be executed in any number of counterparts, each of which shall for all purposes be deemed an original, and all of which together shall constitute but one and the same instrument.

     Except as expressly set forth herein, this Second Amendment shall not by implication or otherwise alter, modify, amend or in any way affect any of the terms, conditions, obligations, covenants or agreements contained in the Rights Agreement, all of which are ratified and affirmed in all respects and shall continue in full force and effect.

     IN WITNESS WHEREOF, the parties have caused this Second Amendment to be duly executed as of the day and year first above written.

Attest:                                 MARYLAND FEDERAL BANCORP, INC.



/s/ Sarah M. Costlow                    By: /s/ Robert H. Halleck
-----------------------------               ---------------------------
Name:  Sarah M. Costlow                     Name:  Robert H. Halleck
Title: Secretary                            Title: President and Chief
                                                      Executive Officer


Attest:                                 REGISTRAR AND TRANSFER CO.



/s/ William P. Tatler                   By: /s/ Margaret A. Villani
----------------------------                ---------------------------
Name:  William P. Tatler                    Name:  Margaret A. Villani
Title: Vice President and Assistant         Title: Vice President
          Secretary


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